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                                                                  Exhibit 10.8.1

                          Directors Retirement Benefit
                                  (1993 Plan)


     At its April 6, 1993 meeting, the Executive Committee voted to recommend to the Board of Directors that the Company's retirement benefit for outside directors be amended as follows:

Vesting: The benefit will vest upon the earlier of (1) the completion of ten years of service on the Board; (2) service on the Board until retirement at the annual meeting of stockholders following a director's seventieth birthday; or (3) death while serving on the Board.

Annual Amount:       The annual amount of the benefit will be
                     equal to the cash component of the annual
                     Board retainer plus two annual Committee member retainers, as those retainers are in effect at the time of a director's retirement or death (currently $10,000 + $2,750 + $2,750 or $15,500). The annual amount will be paid in quarterly installments.

Duration of Benefit: A director while living will receive the annual amount for a period of years equal to his or her service on the Board.

Survivor Benefit:    Should a director die prior to full receipt
                     of the benefit, his or her survivors will continue to receive the benefit for a period of time equal to the lesser of (1) the full years-of-service term to which the director would have been entitled if living or (2) a period of ten years from the commencement of payment of the benefit. Survivors may elect to receive the benefit in the form of a lump sum. The lump sum will be equal to the present value of the remaining benefit, calculated with reference to the Pension
                     Benefit Guarantee Corporation rate as in effect at the time of the director's death.

Commencement of
Benefit: Payment of the benefit to a qualified director will commence at the quarterly payment date following the director's departure from the Board and attainment of age 65. Should a qualified director die prior to the commencement of the benefit, payment of the benefit to his or her survivors as described above will commence at the next quarterly payment date following the director's death.

Applicability:       The amended director retirement benefit as
                     proposed herein will take effect for all retirements from the Board occurring in 1993 and thereafter.


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Service of
Less than a Year:   Service of less than a year will be
                    calculated with reference to the applicable fraction for determining both vesting and benefit duration. Thus, for example, if a director has service equal to six years and nine months when he retires at age 70, he will receive the annual amount for 6 3/4 years.





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